                                                                    Exhibit 99.1

US Oncology, Inc.
16825 Northchase Drive, Suite 1300                                  News Release
Houston, Texas 77060
www.usoncology.com

Contacts:
Bruce Broussard                                Steve Sievert
Investor Relations                             Public Relations
832.601.6103                                   832.601.6193
bruce.broussard@usoncology.com                 steve.sievert@usoncology.com

          US Oncology Reports Financial Results for First Quarter 2003

                  Quarter Produces Earnings Per Share of $0.17

          HOUSTON, May 9, 2003 - US Oncology, Inc. (Nasdaq: USON) today reported results for the first quarter ended March 31, 2003.

          US Oncology recorded year-over-year increases in net operating revenue, net income and earnings per share for the first quarter of 2003. The company did not incur unusual charges in the quarter. The following table provides a review of first quarter results, along with applicable comparisons:

                     (in millions, except per share amounts)
                                 Q1 2003   Q1 2002   % change   Q4 2002   % change
                                 -------   -------   --------   -------   --------
Net Operating Revenue            $ 574.1   $ 500.9     14.6%    $ 554.0      3.6%

Revenue/(1)/                       447.2     391.3     14.3%      428.5      4.4%

Net income (loss)                   16.3       5.3    207.7%       (5.4)     N/A

EPS                                 0.17      0.05    240.0%      (0.06)     N/A

Excluding unusual charges/(2)/

EBITDA                           $50,155   $46,168      8.6%    $46,996      6.7%

Net income                          16.3      14.2     14.8%       14.2     14.8%

EPS                                 0.17      0.14     21.4%       0.15     13.3%

          "Our first quarter results represent a strong start to the year and reflect the success of our efforts in converting affiliated practices to a more sustainable model, as well as our emphasis on operational improvements throughout our network," said R. Dale Ross, US Oncology chairman and chief executive officer. "Same practice net operating revenue increased 19.3 percent over the first quarter of 2002, demonstrating our commitment to operational excellence and expanding the range of patient-care services at affiliated practices."

/(1)/ See Key Operating Statistics on page 6 for calculations.

/(2)/ See Summary of Unusual Charges on page 10.

          US Oncology highlights for 2003 are detailed below.

Operational Execution

     . US Oncology's EBITDA/(3)/ for the first quarter was $50.2 million, compared to $46.2 million for the first quarter of 2002 and $47.0 million for the fourth quarter of 2002. EBITDA excludes unusual charges for prior periods.

     . The company's percentage of field EBITDA/(3)/ for the first quarter was 34 percent, which was relatively stable when compared to its percentage of field EBITDA of 35 percent for the first quarter of 2002 and 34 percent for the fourth quarter of 2002. Field EBITDA excludes unusual charges for prior periods.

     . The company's accounts receivable days outstanding were 50 at the end of the first quarter, compared to 53 at the end of the first quarter of 2002 and 48 at the end of the fourth quarter of 2002.

     . As of the end of the first quarter, 73 percent of US Oncology's net operating revenue was generated by non-net revenue model practices, an increase from 64 percent at the end of the first quarter of 2002 and 69 percent at the end of the fourth quarter of 2002.

     . The company's operating cash flow for the three months ended March 31, 2003 was $(1.1) million, which reflects payments for advance purchases of pharmaceutical products. As of May 6, 2003, US Oncology had approximately $116.2 million in cash and cash equivalents, an increase from $74.8 million at the end of the first quarter of 2003.

     . US Oncology has recruited 55 new physicians this year into its affiliated practices. Of these oncologists, nine have begun practicing, with the remainder scheduled to begin throughout the year.

Business Development

          US Oncology opened three cancer centers in the first quarter of 2003, expanding affiliated practice services in Dayton, Ohio; Indianapolis; and Fort Worth, Texas. These fully integrated, freestanding facilities provide patients with the complete continuum of oncology care and access to the latest clinical research trials.

          Today, US Oncology operates 76 cancer centers nationwide, which includes the addition of the three centers in the first quarter of 2003 and the previously announced closures or sales of five centers, which also took place in the first quarter. The company also installed one positron emission tomography
(PET) unit in its cancer-care network during the first quarter.

/(3)/ See Reconciliation of Selected Financial Data on page 10 for calculations.

          The company has an additional nine cancer centers, as well as six PET units, which will serve 10 practice locations, in various stages of development.

          In the service line segment of the business, US Oncology has affiliated with seven new practices, representing 33 physicians, since its introduction of the service line model. Three of the practices, with 13 physicians, initiated services agreements in the first quarter of 2003. Included in these affiliations are US Oncology's first practice relationships in California and New Jersey, expanding the company's network to 29 states.

Business Outlook

          "While we are in the final stages of our transitional process, the conversion of the remaining net revenue model practices to the earnings or service line model continues to be a key priority this year," said Ross. "We expect this initiative, coupled with increasing interest in our service line offerings and a strong cancer center and PET development pipeline, to produce more stable operating results for the remainder of 2003."

          The company reaffirms its previous guidance of anticipated year-over-year growth in EBITDA of approximately 10 to 15 percent and earnings-per-share growth of approximately 15 to 20 percent, both excluding unusual charges.

          The company's growth expectations are based upon a stabilized operating platform, an expectation that charges relating to additional transition activities will be limited, and management's belief, as evidenced by growth in service line business in recent months, that development activities will increase in 2003. The company also has assumed that reimbursement levels for cancer care will remain relatively stable.

          In addition, US Oncology's expectation of earnings-per-share growth includes the effect of the company's stock repurchases during 2002, the impact of depreciation of the assets in the company's leasing facility (which was brought onto the company's balance sheet as of Dec. 31, 2002) and reduced amortization expense due to the company's impairment of intangible assets. Additional stock repurchases could have the effect of increasing such earnings-per-share growth. These estimates are forward-looking statements, subject to uncertainty. Investors should refer to the company's cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the company's filings with the Securities and Exchange Commission.

Financial Exhibits

          Exhibits - including key operating statistics, financial statements, reconc iliation of selected financial data and financial discussion - are included in this news release.

Conference Call

          US Oncology will host a conference call for investors Friday, May 9 at 9 a.m., CDT. Investors are invited to access the call at 1-877-615-1716 and reference password "US Oncology." A replay of the call will be available through May 23 at 1-800-642-1687. The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com.

About US Oncology, Inc.

          US Oncology, headquartered in Houston, Texas, is America's premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices - comprised of more than 875 affiliated physicians in over 440 sites, including 76 integrated cancer centers - in 29 states, with the mission of expanding access to and improving the quality of cancer care in local communities. These practices care for approximately 15 percent of the country's new cancer cases each year. The services the company offers include:

     . Oncology Pharmaceutical Services. The company purchases and manages specialty oncology pharmaceuticals for affiliated practices.

     . Cancer Center Services. The company develops and manages comprehensive, community-based cancer centers for affiliated practices. These centers integrate a comprehensive array of outpatient cancer care services, from chemotherapy and radiation therapy to laboratory and diagnostic radiology.

     . Cancer Research Services. The company facilitates a broad range of cancer research and development activities through its network of affiliated practices.

     . Other Practice Management Services. Under the company's physician practice management arrangements, it acts as the exclusive manager and administrator of all day-to-day nonmedical business functions connected with affiliated practices.

          US Oncology operates with its affiliated practices under three economic models. In its practice-management business, the company generally offers all of the above services under two models: the "earnings model," in which management fees are based on practice earnings before income taxes; and the "net revenue model," in which the management fee consists of a fixed fee, which is a percentage fee of the practice's net revenues and, if certain performance criteria are met, a performance fee. In certain states, the company's fee is a fixed fee.

          The company also markets its aforementioned core services under separate agreements through a non-physician management model, the "service line model," in which each service is offered under a separate contract and the company does not necessarily provide all of the practice management services described above.

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," or similar expressions and statements regarding our prospects. All statements concerning expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company's affiliated physician practices. Please refer to the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company's expectations.

                                US ONCOLOGY, INC.
                            Key Operating Statistics
                                 ($ in millions)
                                   (unaudited)

                                     Q1 2003    Q1 2002   % Change
                                    --------   --------   --------
Net operating revenue               $  574.1   $  500.9     14.6%
Physician compensation                 126.9      109.6     15.8%
                                    --------   --------
Revenue                             $  447.2   $  391.3     14.3%
                                    ========   ========

Physician Summary:

PPM physicians                           817        867     -5.8%
Service Line physicians                   68          0      N/A
                                    --------   --------
Total physicians                         885        867      2.1%
                                    ========   ========

Medical Oncology/Hematology:

Medical oncologists                      693        671      3.3%
PPM medical oncology visits          585,686    617,213     -5.1%
Other oncologists                         39         30     30.0%

Radiation Oncology:

Radiation oncologists                    115        127     -9.4%
Radiation treatments per day           2,628      2,587      1.6%
Total cancer centers                      76         77     -1.3%

Imaging/Diagnostics:

Diagnostic radiologists                   38         39     -2.6%

PET installations                          1          1      0.0%
Total PET installations                   17         13     30.8%
PET scans                              4,154      2,924     42.1%

Research accruals                        874        848      3.1%
Days sales outstanding                    50         53     -5.7%

                                US ONCOLOGY, INC.
                          Consolidated Income Statement
                      (in thousands, except per share data)
                                   (unaudited)

                                                                           Three Months Ended
                                                                               March 31,
                                                                          -------------------
                                                                            2003       2002
                                                                          --------   --------
Revenue (1)                                                               $447,210   $391,285

Operating expenses:
Pharmaceuticals and supplies                                               246,628    197,595
Field compensation and benefits                                             87,893     86,101
Other field costs                                                           46,958     47,859
General and administrative                                                  15,576     13,562
Depreciation and amortization                                               18,813     17,871
Restructuring charges                                                           --        705
                                                                          --------   --------
                                                                           415,868    363,693

Income from operations                                                      31,342     27,592

Other income (expense):
Interest expense, net (1)                                                   (5,132)    (5,442)
Loss on early extinguishment of debt (1)                                        --    (13,633)
                                                                          --------   --------

Income before income taxes                                                  26,210      8,517

Income taxes                                                                (9,960)    (3,236)
                                                                          --------   --------

Net income                                                                $ 16,250   $  5,281
                                                                          ========   ========

Net income per share - basic and diluted                                  $   0.17   $   0.05
                                                                          ========   ========
Net income per share, excluding unusual charges (2) - basic and diluted   $   0.17   $   0.14
                                                                          ========   ========

Shares used in per share calculations - basic                               92,972     99,848

Shares used in per share calculations - diluted                             94,632    100,305

Field EBITDA, excluding unusual charges (2)                               $192,649   $169,327

(1) Certain previously reported financial information for 2002 has been reclassified to conform to the current presentation. Interest income of $67 for the first three months of 2002 has been reclassified from revenue to interest expense, net and $13,633 extraordinary loss on early extinguishment of debt has been reclassified to other income (expense).

(2)  See summary of unusual charges on page 10.

                                US ONCOLOGY, INC.
                 Condensed Consolidated Statement of Cash Flows
                                ($ in thousands)
                                   (unaudited)

                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                              2003        2002
                                                            --------   ---------
Net cash used in operating activities                       $ (1,123)  $ (20,066)

Cash flows from investing activities:
Acquisition of property and equipment                        (16,878)    (14,713)
                                                            --------   ---------
Net cash used in investing activities                        (16,878)    (14,713)

Cash flows from financing activities:
Proceeds from Credit Facility                                     --      24,500
Repayment of Credit Facility                                      --     (24,500)
Proceeds from senior subordinated notes                           --     175,000
Repayment of senior secured notes                                 --    (100,000)
Repayment of other indebtedness                               (9,536)     (9,010)
Purchase of treasury shares                                   (3,482)         --
Deferred financing costs                                          --      (7,449)
Premium payment upon early extinguishment of debt                 --     (11,731)
Proceeds from exercise of stock options                          339         678
                                                            --------   ---------
Net cash provided from (used in) financing activities        (12,679)     47,488
                                                            --------   ---------

Increase (decrease) in cash and equivalents                  (30,680)     12,709

Cash and equivalents:
Beginning of period                                          105,564      20,017
                                                            --------   ---------
End of period                                               $ 74,884   $  32,726
                                                            ========   =========

                                US ONCOLOGY, INC.
                      Condensed Consolidated Balance Sheet
                                ($ in thousands)

                                             March 31, 2003   December 31, 2002
                                             --------------   -----------------
                                               (unaudited)
ASSETS

Current assets:
Cash and equivalents                           $   74,884         $  105,564
Accounts receivable                               298,321            281,560
Other receivables                                  29,013             42,363
Prepaids and other current assets                  29,075             20,134
Inventories                                        32,016             31,371
Due from affiliates                                45,478             47,583
                                               ----------         ----------
Total current assets                              508,787            528,575

Property and equipment, net                       329,679            327,558
Service agreements, net                           249,451            252,720
Due from affiliates, long-term                      1,420              7,708
Deferred income taxes                              41,492             43,214
Other assets                                       24,634             25,166
                                               ----------         ----------
Total assets                                   $1,155,463         $1,184,941
                                               ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt           $   13,394         $   15,363
Accounts payable                                  134,006            193,544
Due to affiliates                                  51,812             32,877
Accrued compensation costs                         20,248             25,417
Income taxes payable                               28,611             20,441
Other accrued liabilities                          40,390             36,379
                                               ----------         ----------
Total current liabilities                         288,461            324,021

Long-term indebtedness                            264,475            272,042
                                               ----------         ----------

Total liabilities                                 552,936            596,063

Minority interests                                 10,378             10,338
Stockholders' equity                              592,149            578,540
                                               ----------         ----------

Total liabilities and stockholders' equity     $1,155,463         $1,184,941
                                               ==========         ==========

                                US ONCOLOGY, INC.
                    Reconciliation of Selected Financial Data
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three Months Ended
                                                                  March 31,
                                                            -------------------
                                                              2003        2002
                                                            --------   --------
Net Income / EPS before unusual charges (1)

Income before income taxes                                  $ 26,210   $  8,517
Unusual charges (1)                                               --     14,338
                                                            --------   --------

Income before income taxes and unusual charges                26,210     22,855

Tax rate                                                        38.0%      38.0%
                                                            --------   --------

Net income before unusual charges                           $ 16,250   $ 14,170
                                                            ========   ========

Weighted average shares outstanding - diluted                 94,632    100,305
                                                            ========   ========

EPS before unusual charges                                  $   0.17   $   0.14
                                                            ========   ========


EBITDA / Field EBITDA before unusual charges (1)

Income before income taxes and unusual charges              $ 26,210   $ 22,855
Depreciation expense                                          14,410     12,413
Amortization expense                                           4,403      5,458
Interest expense                                               5,132      5,442
                                                            --------   --------

EBITDA before unusual charges                                 50,155     46,168

General & administrative expenses                             15,576     13,562
Physician compensation                                       126,918    109,597
                                                            --------   --------

Field EBITDA before unusual charges                         $192,649   $169,327
                                                            ========   ========

(1) Unusual charges for the three months ended March 31, 2002 include (i) $13.6 million loss on early extinguishment of debt, (ii) $0.3 million in costs related to personnel reductions and (iii) $0.4 million in consulting costs related to the introduction of the service line model.

                              Financial Discussion
Introduction

The following discussion should be read in conjunction with the financial statements, related notes, and other financial information appearing elsewhere in this report. In addition, see "Forward-Looking Statements and Risk Factors" included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC).

General

We provide comprehensive services to our network of affiliated practices, made up of 847 oncologists and 38 radiologists in over 440 sites, with the mission of expanding access to and improving the quality of cancer care in local communities and advancing the delivery of care. The services we offer include:

..    Oncology Pharmaceutical Services. We purchase and manage specialty oncology pharmaceuticals for our affiliated practices. We are responsible for purchasing, delivering and managing nearly $1 billion of pharmaceuticals annually through a network of 36 licensed pharmacies, 121 pharmacists and 239 pharmacy technicians.

..    Cancer Center Services. We develop and manage comprehensive, community-based cancer centers which integrate a broad array of outpatient cancer care services, from laboratory and diagnostic radiology capabilities to chemotherapy and radiation therapy. We have developed and operate 76 integrated community-based cancer centers and manage over one million square feet of medical office space. We have installed and manage 17 Positron Emission Tomography (PET) units, and 107 Linear Accelerators, as well as 50 Computerized Axial Tomography (CT) units.

..    Cancer Research Services. We facilitate a broad range of cancer research and development activities through our network. We contract with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. We currently manage 66 clinical trials, supported by our network of over 500 participating physicians in more than 170 research locations.

..    Other Practice Management Services. Under our physician practice management arrangements, we act as the exclusive manager and administrator of all day-to-day non-medical business functions connected with our affiliated practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, systems, and capital allocation to facilitate growth in practice operations.

We offer these services through two business models, the Physician Practice Management ("PPM") model, under which we provide all of the above services under a single contract with a single fee based on overall practice performance, and the service line model, under which practices contract with us to purchase only certain of the above services, each under a separate contract, with a separate fee methodology for each service.

Under the PPM model, we are reimbursed for all expenses and receive a fee generally based on one of two models. Under some agreements, the fees are based on practice earnings before taxes - known as the "earnings model." In others, the fee consists of a fixed fee, a percentage of the practice's revenues (in most states) and, if certain performance criteria are met, a performance fee - known as the "net revenue model." Under the net revenue model, the practice is entitled to retain a fixed portion of its net revenue before any service fee is paid, provided that all operating expenses have been reimbursed. In certain states our fee is a fixed fee.

We believe that the earnings model properly aligns ours and our affiliated practices' priorities with respect to appropriate business operations, cost control and patient care, since practice profitability is shared proportionately, while the net revenue model results in us disproportionately bearing the impact of increases or declines in operating margins. For this reason, we have, since 2001, been negotiating with practices under the net revenue model to convert to the earnings model. Since the beginning of 2001 and through March 31, 2003, eighteen practices accounting for 27.0% of our net operating revenue in 2002 have converted to the earnings model. 67.9% of net operating revenue in the first quarter of 2003 is attributable to practices on the earnings model as of March 31, 2003. Excluding disaffiliated practices, 73.0% of the net operating revenue in the first quarter of 2003 is attributable to practices that are either on the earnings model or the service line model as of March 31, 2003.

In certain net revenue model markets where we have not been successful in transitioning the practice away from a net revenue model agreement, we have recognized charges for impairments of the service agreement as a result of our projection of future results under those agreements, given declining performance trends. We may in the future be required to recognize additional such impairments in such under performing markets.

In September 2001, we announced an initiative to offer our core cancer-related services nationwide to oncology practices that are outside of our current network under what we call the "service line structure," which allows oncology practices to obtain our services without entering into comprehensive service agreements that would call for our involvement in all business aspects of their day-to-day operations. Under the service line structure, we do not pay consideration to physicians in new markets to acquire the nonmedical assets of their practices. We believe that the service line structure, when compared to the PPM model, allows us to expand more rapidly into new markets without incurring capital investments in intangible assets, with a higher return on assets and lower compliance and reimbursement risks. During 2002, we refined the service line structure significantly and believe it will appeal to large numbers of oncologists outside our network, since new physicians may affiliate with us and utilize our core services while maintaining complete ownership and control of their oncology practices' assets.

To implement this service line strategy, we have organized the company in three divisions, and manage and operate our business under distinct service lines. This report includes segment financial information, which reflects a division of our existing PPM operations into the various service line offerings in the PPM relationship. As we enter into new service line model agreements, we will report revenue from those agreements in the appropriate segment.

Under the service line model, we are offering physician groups three service lines, each with a separate agreement. Those agreements are structured as follows:

Oncology Pharmaceutical Services. The oncology pharmaceutical services service line combines all of our core competencies and service offerings related to oncology drugs into a single, coordinated business division. The division provides a comprehensive, integrated solution to all of the drug needs of an oncology practice, from purchasing drugs and supplies to mixing and managing drugs for infusion, to post-use evaluation and data aggregation. We offer a variety of contract options under which practices may contract to purchase only selected services under this service line, with an option to upgrade to a fully integrated pharmacy solution. We also act as a group purchasing organization and will receive a fee from pharmaceutical manufacturers for this service, as well as for providing data and informational services to pharmaceutical companies.

Cancer Center Services. We agree to develop outpatient cancer centers under development agreements and leases with physician practices. Under the leases, we expect to receive our economic costs of the property plus an amount sufficient to give us a predetermined rate of return on invested capital. In addition, we provide management services and expect to receive an additional fee of 30% of net earnings from radiation and diagnostic operations, subject to adjustments.

Cancer Research Services. We contract with pharmaceutical companies and others needing research services on a per trial basis. Our contracts with physician groups outline the terms of access to clinical trials and provide for research related services. We will pay physicians for each trial based on economic considerations relating to that trial.

We are continuing to operate under the PPM model, but in connection with our introduction of the service line model we offered our PPM practices the opportunity to terminate their existing service agreements, repurchase certain of their operating assets, and enter into new service line model agreements. For those practices that remain on the PPM model, we will continue to negotiate with "net revenue model" practices to move to the "earnings model," and otherwise to manage those practices pursuant to existing agreements.

During 2002, three of our PPM practices, comprising 34 physicians, converted to the service line model, and during the first quarter of 2003, one additional PPM practice, comprising eleven physicians, converted to the service line model. As practices transition to this service line model or otherwise terminate PPM agreements, we would expect the financial impact to be receipt of cash payments, recognition of restructuring and reorganization costs (which are mainly non-cash charges), and a reduction in our revenues and earnings related to those practices. We currently expect one additional net revenue model PPM practice to transition to the service line model, but anticipate that a large majority of our PPM practices will remain on the PPM model for the foreseeable future.

In addition to converting four PPM practices to the service line model, through March 31, 2003, we have entered into service line model agreements with seven practices, comprising 33 physicians, in new markets, including thirteen physicians during the first quarter of 2003. Effective April 2003, we have entered into a service line model agreement with one additional practice comprising four physicians in a new market. 2.6% of net operating revenue in the first quarter of 2003 is attributable to practices on the service line model as of March 31, 2003, an increase from 1.4% as of December 31, 2002.

We terminated service agreements with four oncology practices during 2002 and with ten physicians from one oncology practice in the first quarter of 2003. For purposes of the following discussion and analysis, same practice revenues and expenses exclude the results of these disaffiliated practices.

Forward-looking Statements and Risk Factors

The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (i) certain statements, including possible or assumed future results of operations contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) any statements contained herein regarding the prospects for any of our business or services and our development activities relating to the service line model, cancer centers and PET installations; (iii) any statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans" or similar expressions; and (iv) other statements contained herein regarding matters that are not historical facts.

US Oncology's business and results of operations are subject to risks and uncertainties, many of which are beyond the Company's ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof. Factors that could cause actual results to differ materially include, but are not limited to, reimbursement rates for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to attract and retain additional physicians and practices under the service line model, expansion into new markets, our ability to develop and complete cancer centers and PET installations, our ability to maintain good relationships with our affiliated practices, our ability to recover the cost of our investment in cancer centers, government regulation and enforcement, reimbursement for healthcare services, particularly including reimbursement for pharmaceuticals, changes in cancer therapy or the manner in which cancer care is delivered, drug utilization, our ability to create and maintain favorable relationships with pharmaceutical companies and other suppliers, and the operations of the Company's affiliated physician groups. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent filings with the SEC, particularly the section entitled "Risk Factors," for a more detailed discussion of certain of these risks and uncertainties.

The cautionary statements contained or referred to herein should be considered in connection with any written or oral forward-looking statements that may be issued by US Oncology or persons acting on its behalf. US Oncology does not undertake any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to service agreements, accounts receivable, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated condensed financial statements. These critical accounting policies include our policy of non-consolidation, revenue recognition (including calculation of physician compensation), general estimates of accruals and intangible asset amortization and impairment. Please refer to the "Critical Accounting Policies" section of our Annual Report on Form 10-K for the year ended December 31, 2002 for a more detailed discussion of such policies.

Discussion of Non-GAAP Information

In this report, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measure to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

"Net operating revenue" is our revenue, plus amounts retained by our affiliated physicians. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it represents the total revenue of all of our PPM practices, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

"Net patient revenue" is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue will also include the net revenue relating to radiation operations of practices that enter into our cancer center services agreement. Net patient revenue is the largest component (94.3% in the first quarter of 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and other business lines in which our revenue is derived from payments for medical services to patients and in which we are responsible for billing and collecting such amounts.

"EBITDA" is earnings before taxes, interest, depreciation and amortization, impairment, restructuring and other charges and loss on early extinguishment of debt. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations - such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance - such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

"Field EBITDA" is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

We exclude unusual charges from EBITDA and Field EBITDA because we view these charges as extraneous to our core operations on a going forward basis. The unusual charges relate principally to our transitional activity and strategic repositioning, and are discussed in more detail in our annual report on Form 10-K for 2002 under the caption "Loss on Early Extinguishment of Debt."

Results of Operations

The Company was affiliated (including under the service line model) with the following number of physicians by specialty:

                                                              March 31,
                                                             -----------
                                                             2003   2002
                                                             ----   ----
Medical oncologists.......................................    693    671
Radiation oncologists.....................................    115    127
Other oncologists.........................................     39     30
                                                              ---    ---
   Total oncologists......................................    847    828
Diagnostic radiologists...................................     38     39
                                                              ---    ---
   Total physicians.......................................    885    867
                                                              ===    ===

The Company was affiliated with the following number of physicians by business model:

                                                                     March 31,
                                                                    -----------
                                                                    2003   2002
                                                                    ----   ----
PPM .............................................................    817    867
Service line.....................................................     68     --
                                                                     ---    ---
                                                                     885    867
                                                                     ===    ===

The following table sets forth the sources for growth in the number of physicians affiliated with the Company:

                                                                      March 31,
                                                                    ------------
                                                                    2003   2002
                                                                    ----   ----
Affiliated physicians, beginning of period.......................    884    868
Physician practice affiliations..................................     13     --
Recruited physicians.............................................      9      7
Physician practice separations...................................    (10)    --
Retiring/Other...................................................    (11)    (8)
                                                                    ----   ----
Affiliated physicians, end of period.............................    885    867
                                                                    ====   ====

The following table sets forth the number of cancer centers and PET units managed by the Company:

                                                                      March 31,
                                                                     -----------
                                                                     2003   2002
                                                                     ----   ----
Cancer centers....................................................    76     77
PET units.........................................................    17     13

The following table sets forth the key operating statistics as a measure of the volume of services provided by our PPM practices:

                                                             Three Months Ended
                                                                  March 31,
                                                             ------------------
                                                               2003       2002
                                                             --------   -------
Medical oncology visits...................................    585,686   617,213
Radiation treatments......................................    165,542   163,011
PET scans.................................................      4,154     2,924
New patients enrolled in research studies.................        874       848

The following table sets forth the percentages of revenue represented by certain items reflected in the Company's Condensed Consolidated Statement of Operations and Comprehensive Income. The following information should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto included elsewhere herein.

                                                              Three Months Ended
                                                                  March 31,
                                                              ------------------
                                                                 2003    2002
                                                                -----   -----
Revenue....................................................     100.0%  100.0%
Operating expenses:
   Pharmaceuticals and supplies............................      55.1    50.5
   Field compensation and benefits.........................      19.7    22.0
   Other field costs.......................................      10.5    12.2
   General and administrative..............................       3.5     3.5
   Restructuring charge....................................        --     0.2
   Depreciation and amortization...........................       4.2     4.6
                                                                -----   -----
Income from operations.....................................       7.0     7.0
Interest expense, net......................................      (1.2)   (1.4)
Loss on early extinguishment of debt.......................        --    (3.5)
                                                                -----   -----
Income before income taxes.................................       5.8     2.1
Income tax provision.......................................      (2.2)   (0.8)
                                                                -----   -----
Net income.................................................       3.6%    1.3%
                                                                =====   =====

Net Operating Revenue.

Net operating revenue includes two components - net patient revenue and our other revenue:

..    Net patient revenue. We report net patient revenue for those business lines under which our revenue is derived from payments for medical services to patients and we are responsible for billing those patients. Currently, net patient revenue consists of patient revenue of affiliated practices under the PPM model. Net patient revenue also will include revenues of practices that enter into service line agreements for Cancer Center Services.

..    Service line revenue. Revenues from pharmaceutical services rendered by us under our Oncology Pharmaceutical Services service line agreement

..    Other revenue. Other revenue includes revenue from pharmaceutical research, informational services and activities as a group purchasing organization.

The following table shows the components of our net operating revenue for the three months ended March 31, 2003 and 2002 (in thousands):

                                                             Three Months Ended
                                                                  March 31,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Net patient revenue.......................................   $541,142   $483,190
Other revenue.............................................     32,986     17,692
                                                             --------   --------
Net operating revenue.....................................   $574,128   $500,882
                                                             ========   ========

Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined. Net operating revenue is reduced by amounts retained by the practices under our services agreement to arrive at the amount we report as revenue in our financial statements.

Net operating revenue increased from $500.9 million in the first quarter of 2002 to $574.1 million in the first quarter of 2003, an increase of $73.2 million, or 14.6%. Same practice net operating revenue (which excludes the results of practices with which we disaffiliated since January 1, 2002) increased from $479.4 million for the first quarter of 2002 to $571.9 million for the quarter of 2003, an increase of $92.5 million, or 19.3%. Revenue growth was attributable to increases in pharmaceutical revenue and, to a lesser extent, diagnostic revenue. Other revenue increased from $17.7 million in the first quarter of 2002 to $33.0 million in the first quarter of 2003, an increase of $15.3 million or 86.4%. This increase was attributable to $16.4 million of operating revenue under new service line agreements, as well as an increase in group purchasing organization revenues, partially offset by a decline in research revenues.

The following table shows our net operating revenue by segment for the three months ended March 31, 2003 and 2002 (in thousands):

                                        Three Months Ended   Three Months Ended
                                          March 31, 2003       March 31, 2002
                                        ------------------   ------------------
Oncology pharmaceutical services.....        $262,788             $205,632
Other practice management services...         217,880              201,234
                                             --------             --------
   Medical oncology .................         480,668              406,866
Cancer center services...............          79,292               77,735
Other segment operating revenue......          14,168               16,281
                                             --------             --------
                                             $574,128             $500,882
                                             ========             ========

Our medical oncology net operating revenue is comprised of (i) our oncology pharmaceutical services revenue, which represents the revenue attributable to our providing drugs to medical oncologists under either the PPM model or the service line model, plus (ii) our other practice management services revenue, since this represents our PPM model revenue derived from providing other services to medical oncologists. A portion of the other practice management services revenue is attributable to revenues of affiliated practices derived from pharmaceuticals. Revenue attributable to services provided in connection with radiation oncology and diagnostic radiology under either the PPM model or the service line model appears as cancer center services revenue.

Medical oncology net operating revenue increased from $406.9 million in the first quarter of 2002 to $480.7 million for the first quarter of 2003, an increase of $73.7 million or 18.1%. The growth in medical oncology revenue is primarily attributable to more expensive chemotherapy agents and additional supportive care drugs, rather than increased patient volume. During the first quarter of 2003, medical oncology visits decreased by 5.1% compared to the same prior year period as a result of PPM practice disaffiliations and conversions to the service line model since service line model visits are not included in our patient volume statistics. Same practice medical oncology visits for the first quarter of 2003 increased 2.6% over the same prior year period. Also contributing to the increase in medical oncology revenue is the addition of our new service line agreements of $16.4 million and increased group purchasing organization revenues of $2.3 million.

Cancer Center Services net operating revenue increased from $77.7 million in the first quarter of 2002 to $79.3 million for the first quarter of 2003, an increase of $1.6 million, or 2.0%. This increase is attributable to increased radiology revenue from PET services partially offset by our disaffiliation with a radiation oncology facility during the third quarter of 2002 and our sale of technical radiology assets during the second quarter of 2002. Diagnostic revenues increased over the prior year period as a result of an increase in PET services. PET scans increased from 2,924 in the first quarter of 2002 to 4,154 in the first quarter of 2003, an increase of 42.1%. The increase in the number of PET scans is attributable to our opening four PET units since March 31, 2002, as well as growth of 21.7% in the number of treatments on the thirteen PET units that were operational during the first quarter of 2002. Radiation treatments increased from 163,011 in the first quarter of 2002 to 165,542 in the first quarter of 2003, or 1.6%. Since March 31, 2002, we have disaffiliated with three radiation oncology practices with operations in five cancer centers and closed two other cancer centers. In addition, we have opened five cancer centers since March 31, 2002. Same practice radiation treatments increased from 155,819 in the first quarter of 2002 to 160,909 in the first quarter of 2003, or 3.3%. We currently have nine cancer centers and six PET installations in various stages of development.

Other segment net operating revenue decreased from $16.3 million in the first quarter of 2002 to $14.2 million in the first quarter of 2003, a decrease of $2.1 million, or 12.8%. The decrease is primarily attributable to a decrease in research revenues.

95.2% of our net operating revenue for the first quarter of 2003 was derived from practices under the PPM model as of March 31, 2003. The following table shows the amount of operating revenue we derived under each type of service agreement at the end of the respective period for the three months ended March 31, 2003 and 2002 (in thousands):

                                         Three Months Ended   Three Months Ended
                                           March 31, 2003       March 31, 2002
                                         ------------------   ------------------
                                          Revenue      %       Revenue      %
                                         --------   -------   --------   -------
Earnings model........................   $389,630    67.9%    $312,198    62.3%
Net revenue model ....................    156,864    27.3%     174,915    34.9%
Service line model....................     16,430     2.9%          --     0.0%
Other.................................     11,204     1.9%      13,769     2.8%
                                         --------   -----     --------   -----
                                         $574,128   100.0%    $500,882   100.0%
                                         ========   =====     ========   =====

During the first quarter of 2003, one net revenue model practice accounting for 0.8% of our net operating revenue for 2002 converted to the earnings model. Since the beginning of 2001 and through March 31, 2003, eighteen practices accounting for 27.0% of net operating revenue in 2002 have converted from the net revenue model to the earnings model. As of March 31, 2003, twenty-six service agreements were on the earnings model and twelve service agreements were on the net revenue model. In addition during the first quarter of 2003, we transitioned one PPM practice from the revenue model to the service line model and commenced operations at three new practices under the service line model. Also during the first quarter of 2003, we disaffiliated with ten physicians who practiced at the net revenue model practice that converted to the earnings model.

Revenue. Our revenue is net operating revenue, less the amount of net operating revenue retained by our affiliated physician practices under PPM service agreements. The following presents the amounts included in determination of our revenue (in thousands):

                                                           Three Months Ended
                                                                March 31,
                                                          ---------------------
                                                            2003       2002
                                                          ---------   ---------
Net operating revenue..................................   $ 574,128   $ 500,882
Amounts retained by the practices......................    (126,918)   (109,597)
                                                          ---------   ---------
   Revenue.............................................   $ 447,210   $ 391,285
                                                          =========   =========

Amounts retained by practices increased from $109.6 million in the first quarter of 2002 to $126.9 million in the first quarter of 2003, an increase of $17.3 million, or 15.8%. Such increase in amounts retained by practices is directly attributable to the growth in net patient revenue combined with the increase in profitability of affiliated practices. Amounts retained by practices as a percentage of net operating revenue increased from 21.9% to 22.1% for the first quarters of 2002 and 2003, respectively.

Revenue increased from $391.3 million for the first quarter of 2002 to $447.2 million for the first quarter of 2003, an increase of $55.9 million, or 14.3%. Revenue growth was caused by increases in revenues attributable to pharmaceuticals, and to a lesser extent, an increase in other revenues.

The following table shows our revenue by segment for the three months ended March 31, 2003 and 2002 (in thousands):

                                                  Three Months Ended   Three Months Ended
                                                    March 31, 2003       March 31, 2002
                                                  ------------------   ------------------
Oncology pharmaceutical management services ...        $262,534             $206,253
Other practice management services ............         117,290              116,931
                                                       --------             --------
   Medical oncology ...........................         379,824              323,184
Cancer center services ........................          54,305               53,058
Other segment revenue .........................          13,081               15,043
                                                       --------             --------
                                                       $447,210             $391,285
                                                       ========             ========

Medicare and Medicaid are the practices' largest payors. During the first three months of 2003 approximately 43% of the PPM practices' net patient revenue was derived from Medicare and Medicaid payments, and 42% was derived from those sources in the comparable period last year. This percentage varies among practices. No other single payor accounted for more than 10% of our revenues in the first three months of 2003 or 2002.

Pharmaceuticals and Supplies. Pharmaceuticals and supplies expense, which includes drugs, medications and other supplies used by the practices, increased from $197.6 million in the first quarter of 2002 to $246.6 million in the same period of 2003, an increase of $49.0 million, or 24.8%. As a percentage of revenue, pharmaceuticals and supplies increased from 50.5% in the first quarter of 2002 to 55.1% in the same period in 2003. The increase was attributable to more expensive drugs and to a lesser extent the conversion of four affiliated practices to, and the addition of seven practices in new markets under, the service line model since March 31, 2002.

We expect that third-party payors will continue to negotiate or mandate the reimbursement rates for pharmaceuticals and supplies, with the goal of lowering reimbursement rates, and that such lower reimbursement rates together with shifts in revenue mix may continue to adversely impact our margins with respect to such items. In both regulatory and litigation activity, federal and state governments are focusing on decreasing the amount governmental programs pay for drugs. Current governmental focus on average wholesale price (AWP) as a basis for reimbursement could also lead to a wide-ranging reduction in the reimbursement for pharmaceuticals by both governmental and commercial payors. Commercial payors also continue to try to implement both voluntary and mandatory programs in which the practice must obtain drugs they administer to patients from a third party and that third party, rather than the practice, receives payment for the drugs directly from the payor, and to otherwise reduce drug expenditures. We continue to believe that single-source drugs, possibly including oral drugs, will continue to be introduced at a rapid pace, thus further negatively impacting margins. In response to this decline in margin relating to certain pharmaceutical agents, we have adopted several strategies. The successful conversion of net revenue model practices to the earnings model will help reduce the impact of the increasing cost of pharmaceuticals and supplies and the effect of reduced levels of reimbursement. Likewise, the implementation of the service line structure should have a similar effect, since our revenues and earnings are not directly dependent on pharmaceutical margins of practices under that model. In addition, we have numerous efforts under way to reduce the cost of pharmaceuticals by negotiating discounts for volume purchases and by streamlining processes for efficient ordering and inventory control and are assessing other strategies to address this trend. We also continue to seek to expand into areas that are less affected by lower pharmaceutical margins, such as radiation oncology and diagnostic radiology. However, as long as pharmaceuticals continue to become a larger part of our revenue mix as a result of changing treatment patterns (rather than growth of our business), we believe that our overall margins could continue to be adversely impacted. In addition, the pharmacy service line is a lower-margin business than our PPM model. Although we believe it reduces risk in certain respects, to the extent we add additional service line practices under the pharmacy service line, we would expect our overall margin percentages to be adversely impacted.

Field Compensation and Benefits. Field compensation and benefits, which includes salaries and wages of our field-level employees and the practices' employees (other than physicians), increased from $86.1 million in the first quarter of 2002 to $87.9 million in the first quarter of 2003, an increase of $1.8 million, or 2.1%. As a percentage of revenue, field compensation and benefits decreased from 22.0% in the first quarter of 2002 to 19.7% in the first quarter of 2003. The decrease as a percentage of revenue is attributable to pharmaceutical revenues increasing at a more rapid rate than compensation and benefits. Same practice field compensation and benefits increased 7.9% in the first quarter of 2003 as compared to the same prior year period.

Other Field Costs. Other field costs, which consist of rent, utilities, repairs and maintenance, insurance and other direct field costs, decreased from $47.9 million in the first quarter of 2002 to $47.0 million in the first quarter of 2003, a decrease of $0.9 million, or 1.9%. As a percentage of revenue, other field costs decreased from 12.2% in the first quarter of 2002 to 10.5% in the first quarter of 2003. The decrease for the first quarter is attributable to the closure of two cancer centers and the sale of five cancer centers resulting from the disaffiliation of two radiation oncology practices since March 31, 2002. Same practice other field costs increased 3.3% in the first quarter of 2003 as compared to the same prior year period.

General and Administrative. General and administrative expenses increased from $13.6 million in the first quarter of 2002 to $15.6 million in the first quarter of 2003, an increase of $2.0 million, or 14.9%. Throughout 2002, several new personnel positions had been created to help manage and support our introduction of the service line model. As a percentage of revenue, general and administrative costs remained steady at 3.5% in the first quarters of both 2002 and 2003.

Overall, we experienced a decline in operating margins with earnings before taxes, interest, depreciation and amortization, impairment, restructuring and other charges and extraordinary loss on early extinguishment of debt (EBITDA), as a percentage of revenue, decreasing from 11.8% in the first quarter of 2002 to 11.2% in the first quarter of 2003.

The following is the EBITDA of our operations by operating segment for the three months ended March 31, 2003 and 2002 (in thousands):

                                         Three Months Ended   Three Months Ended
                                           March 31, 2003       March 31, 2002
                                         ------------------   ------------------
Oncology pharmaceutical services .....        $ 25,761             $ 18,274
Other practice management services ...          21,355               23,420
                                              --------             --------
   Medical oncology ..................          47,116               41,694
Cancer center services ...............          17,359               15,983
Other segment EBITDA .................           1,256                2,053
                                              --------             --------
                                                65,731               59,730
General and administrative expenses ..         (15,576)             (13,562)
                                              --------             --------
                                              $ 50,155             $ 46,168
                                              ========             ========

The decrease in EBITDA for the other practice management services is attributable to our disaffiliation with five oncology practices since March 31, 2002.

Medical oncology EBITDA margin deceased from 10.2% in the first quarter of 2002 to 9.8% in the first quarter of 2003. This decrease is attributable to an increase in lower margin drugs.

Cancer Center Services EBITDA margin increased from 20.6% in the first quarter of 2002 to 21.9% in the first quarter of 2003. This increase is attributable to exiting from unprofitable sites, investment in technology, such as intensity modulated radiation therapy, and growth in same practice treatments.

Interest. Net interest expense decreased from $5.4 million in the first quarter of 2002 to $5.1 million in the first quarter of 2003, a decrease of $0.3 million, or 5.3%. As a percentage of revenue, net interest expense decreased from 1.4% for the first quarter of 2002 to 1.2% for the first quarter of 2003. Such decreases are due to lower borrowing levels during the first quarter of 2003 and to a lesser extent, an increase in interest income resulting from improved operating cash flows since March 31, 2002. On February 1, 2002, we refinanced our indebtedness by issuing $175 million in 9.625% Senior Subordinated Notes due 2012 and repaying in full our existing senior secured notes and terminating our existing credit facility. Our previously existing $100 million senior secured notes bore interest at a fixed rate of 8.42% and would have matured as to $20 million in each of 2002-2006. Lower levels of debt during the first three months of 2003, as compared to the same period in 2002, partially offset by the increased rate of interest contributed to the decrease of interest expense.

Loss on Early Extinguishment of Debt. During the first quarter of 2002, we recorded a loss of $13.6 million, before income taxes of $5.2 million, in connection with the early extinguishment of our $100 million Senior Secured Notes due 2006 and our existing credit facility. The loss consisted of payment of a prepayment penalty of $11.7 million on the Senior Secured Notes and a write-off of unamortized deferred financing costs of $1.9 million related to the terminated debt agreements.

The Company adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4,44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145) effective January 1, 2003. Among other matters, SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. In connection with its adoption, gains and losses from extinguishments of debt are no longer classified as extraordinary items in the Company's statement of operations. In addition prior period financial statements were reclassified to reflect the new standard. As such, the

Company reclassified the $13,633 extraordinary loss on early extinguishment of debt recorded in the three months ended March 31, 2002 as a separate component of interest expense, net in its condensed consolidated statement of operations.

Income Taxes. We recognized an effective tax rate of 38.0% for the first quarter of 2003 and for the same prior year period.

In September 2001, we announced in a press release that our introduction of the service line structure and transition away from the net revenue model, and the related realignment of our business would cause us to record unusual charges for write-offs of service agreements and other assets and other charges. These charges include the impairment, restructuring and other charges and loss on early extinguishment of debt we have recorded during 2002. Throughout 2002, we had recorded $10.3 million in unusual cash charges and $153.4 million in unusual non-cash charges in connection with our transition process. We have not recognized any unusual charges in the first quarter of 2003.

The principal category of those prior charges related to the impairment of service agreements. Service agreements were impaired either because of a termination of the agreement (both in disaffiliations and conversions to the service line) or because we determined that the agreement was impaired based on expected future cash flow under the agreement. The latter category of impairment related exclusively to net revenue model practices. Currently, our balance sheet reflects $23.5 million in service agreements under the net revenue model and $226.0 million under the earnings model. Based upon the potential for continued declining performance, we would anticipate that the net revenue model agreements, if not converted to the earnings model, could become impaired in the future. At present, we would not expect earnings model agreements to become impaired, except in the case of disaffiliations or service line conversions. Accordingly, management currently expects that the total amount of charges in connection with our transition is unlikely to exceed $200 million, absent additional disaffiliations or conversions.

Net Income. Net income increased from $5.3 million, or $0.05 per diluted share, in the first quarter of 2002 to $16.3 million, or $0.17 per share, in the first quarter 2003, an increase of $11.0 million or 207.7%. Net income as a percentage of revenue increased from 1.3% in the first quarter of 2002 to 3.6% in the first quarter of 2003. Included in net income for the first quarter of 2002 are restructuring charges of $0.7 million and a loss on early extinguishment of debt of $13.6 million. Excluding these charges, net income for the first quarter of 2002 would have been $14.2 million, which represents earnings per share of $0.14.

Liquidity and Capital Resources

As of March 31, 2003, we had net working capital of $220.3 million, including cash and cash equivalents of $74.9 million. We had current liabilities of $288.5 million, including $13.4 million in current maturities of long-term debt, and $264.5 million of long-term indebtedness. During the first quarter of 2003, we used $1.1 million in net operating cash flow, invested $16.9 million, and used cash from financing activities in the amount of $12.7 million. As of May 6, 2003, we had cash and cash equivalents of $116.2 million.

Cash Flows From Operating Activities

During the first quarter of 2003, we used $1.1 million in cash flows from operating activities as compared to $20.1 million in the comparable prior year period. The decrease in cash flow is primarily attributable to payments of $33.1 million for advance purchases of certain pharmaceutical products during the first quarter of 2003 in order to obtain favorable pricing and qualify for certain rebates.

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Cash Flows from Investing Activities

During the first quarter of 2003 and 2002, we expended $16.9 million and $14.7 million in capital expenditures, including $12.8 million and $7.4 million on the development and construction of cancer centers, respectively. Maintenance capital expenditures were $3.8 million and $6.9 million in the first quarters of 2003 and 2002, respectively. For all of 2003, we anticipate expending a total of approximately $30-$35 million on maintenance capital expenditures and approximately $55-$60 million on development of new cancer centers and PET installations.

Cash Flows from Financing Activities

During the first quarter of 2003, we used cash from financing activities of $12.7 million as compared to cash provided of $47.5 million in the quarter of 2002. Such decrease in cash flow is primarily attributed to the proceeds in 2002 from the issuance of our Senior Subordinated Notes due 2012, net of the cash payments for the retirement of our previously existing indebtedness, including a prepayment premium paid as a result of early extinguishment of our Senior Secured Notes due 2006. In addition, we expended $3.5 million to repurchase 399,000 shares of our Common Stock during the first quarter of 2003.

On February 1, 2002, we entered into a five-year $100 million syndicated revolving credit facility and terminated our existing syndicated revolving credit facility. Proceeds under that credit facility may be used to finance the development of cancer centers and new PET facilities, to provide working capital or for other general business purposes. No amounts have been borrowed under that facility. Our credit facility bears interest at a variable rate that floats with a referenced interest rate. Therefore, to the extent we have amounts outstanding under the credit facility in the future, we would be exposed to interest rate risk under our credit facility.

On February 1, 2002, we issued $175 million in 9.625% Senior Subordinated Notes due 2012 to various institutional investors in a private offering under Rule 144A under the Securities Act of 1933. The notes were subsequently exchanged for substantially identical notes in an offering registered under the Securities Act of 1933. The notes are unsecured, bear interest at 9.625% annually and mature in February 2012. Payments under those notes are subordinated in substantially all respects to payments under our new credit facility and certain other debt.

We entered into a leasing facility in December 1997, under which a lessor entity acquired properties and paid for construction of certain of our cancer centers and leased them to us. It matures in June 2004. As of March 31, 2003, we had $70.2 million outstanding under the facility and no further amounts are available under that facility. The annual rent under the lease is approximately $3.2 million, based on interest rates in effect as of March 31, 2003.

Since December 31, 2002, we guarantee 100% of the residual value of the properties in the lease and therefore, include the $70.2 million outstanding under the lease as indebtedness on our financial statements. We also include assets under the lease as assets on our balance sheet based upon our determination of fair values of those properties at December 31, 2002 and recognized an impairment charge of $20.0 million. During the first quarter we began to recognize a depreciation charge in respect of the assets in the leasing facility amounting to $0.9 million. We did not recognize depreciation expense for those off-balance-sheet assets prior to December 31, 2002.

The lease is renewable in one-year increments with the consent of the financial institutions that are parties thereto. If the lease is not renewed at maturity or otherwise terminates, we must either purchase the properties under the lease for the total amount outstanding or market the properties to third parties. Defaults under the lease, which include cross-defaults to other material debt, could result in such a termination, and require us to purchase or remarket the properties. If we sell the properties to third parties, we have guaranteed a residual value of 100% of the total amount outstanding for the properties. The guarantees are collateralized by substantially all of our assets.

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Because the synthetic lease payment floats with a referenced interest rate, we are also exposed to interest rate risk under the synthetic lease. A 1% increase in the referenced rate would result in an increase in lease payments of $0.7 million annually.

Borrowings under the revolving credit facility and advances under the synthetic leasing facility bear interest at a rate equal to a rate based on prime rate or the London Interbank Offered Rate, based on a defined formula. The credit facility, synthetic leasing facility and Senior Subordinated Notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness and prohibitions on the payment of dividends. Events of default under our credit facility, synthetic leasing facility and Senior Subordinated Notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as collateral under the credit facility and the guarantee obligations of our synthetic leasing facility.

We are currently in compliance with covenants under our synthetic leasing facility, revolving credit facility and Senior Subordinated Notes, with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations to fund working capital and capital expenditures for our fixed assets.

We currently expect that our principal use of funds in the near future will be in connection with the purchase of medical equipment, investment in information systems and the acquisition or lease of real estate for the development of integrated cancer centers and PET units, possible repurchases of the Company's common stock, as well as implementation of the service line structure, with less emphasis than in past years on transactions with medical oncology practices. We believe that cash generated from operations will be sufficient to satisfy our capital needs in the next several years; however, it is possible that our capital needs will exceed the cash generated from operations. Thus, we may incur additional debt or issue additional debt or equity securities from time to time. Capital available for health care companies, whether raised through the issuance of debt or equity securities, is quite limited. As a result, we may be unable to obtain sufficient financing on terms satisfactory to management or at all.

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," or similar expressions and statements regarding our prospects. All statements concerning expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company's affiliated physician practices. Please refer to the company's filings with the Securities and Exchange Commission, including its Annual Report on

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Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company's expectations.

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